UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2016

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	20-3940944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4555 Great America Parkway, Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 18, 2016, the common stock of Violin Memory, Inc. (“Violin”) was removed from listing for trading on the New York Stock Exchange (the “NYSE”).

Pursuant to the terms and conditions of Violin’s 4.25% Convertible Senior Notes Due 2019 (the “Notes”), a “Fundamental Change” occurs if Violin’s common stock, into which the Notes are convertible, ceases to be listed or quoted on any of the NYSE, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors). Violin is required to notify each holder of the Notes on or before December 3, 2016, the fifteenth calendar day following the effective date of the Fundamental Change, of: (i) the Fundamental Change; and (ii) the right of each holder of the Notes to require Violin to repurchase the Notes at a repurchase price equal to 100% of the principal amounts of the Notes, plus accrued and unpaid interest, if any, on a repurchase date which will be not less than twenty business days, nor more than 35 business days, following the Fundamental Change notice.

Violin has not yet fixed a repurchase date for the Notes or notified the holders of the Notes of the Fundamental Change and their rights with respect to repurchase.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 18, 2016, Violin’s common stock was removed from listing for trading on the NYSE because Violin was not in compliance with the continued listing standard set forth in Section 802.01B of the NYSE Listed Company Manual requiring listed companies to maintain an average global market capitalization over a thirty trading-day period of at least $15 million. Violin previously disclosed that, on October 28, 2016, the NYSE notified Violin that Violin’s common stock was suspended from trading at the close of the market on October 27, 2016, and that staff of NYSE Regulation had determined to commence proceedings to delist Violin’s common stock.

Violin’s common stock currently is trading on the OTCQX Market under the symbol “VMEM.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Violin Memory, Inc.

Date: November 25, 2016	By:	/s/ Cory J. Sindelar
Cory J. Sindelar, Chief Financial Officer